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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This Agreement dated as of August 6, 1996 is among Leisegang Medical, Inc. ("LMI"), a Florida corporation with its principal offices at 6401 Congress Avenue, Boca Raton, Florida 33487, W. Kip Speyer (the "Employee") residing at 10361 Parkstone Way, Boca Raton, Florida 33498, and Galileo Electro-Optics Corporation ("Galileo"), a Delaware corporation with its principal offices at Galileo Park, P.O. Box 550, Sturbridge, MA 01566. This Agreement is entered into in connection with Galileo's acquisition of LMI pursuant to the Agreement and Plan of Merger dated as of July 17, 1996. Employee was a principal stockholder of LMI prior to the acquisition. In order to preserve the value of LMI's goodwill, Galileo desires to continue the employment of Employee by LMI and to protect LMI's and Galileo's confidential information after the acquisition.

         Accordingly, the parties hereto agree as follows:

         SECTION 1. EMPLOYMENT OF EMPLOYEE.

         1.1 Employment. Subject to the terms and conditions of this Agreement, LMI agrees to employ Employee in a full time capacity as president and general manager of LMI with such specific duties as may reasonably be assigned to the Employee from time to time by the Board of Directors or Chief Executive Officer of LMI for the period commencing on the date hereof and terminating three years hereafter, unless earlier terminated as herein provided. During Employee's employment hereunder, Employee will continue to serve as a director of LMI and Employee's principal place of work will remain within 20 miles of the Boca Raton municipal limits unless otherwise agreed by him. Employee hereby accepts such employment for the term hereof. Neither LMI nor Employee shall have any obligation to continue employment after the term hereof. If Employee remains employed after the term hereof, Employee's employment and compensation may be terminated at will, with or without cause and with or without notice, at any time at the option of LMI or Employee.

         SECTION 2. COMPENSATION. For all services to be rendered by Employee to LMI pursuant to this Agreement, LMI shall pay to and provide the Employee with the following compensation and benefits:

         2.1 Base Salary and Bonus. LMI shall pay to Employee a base salary at the rate of $225,000 per year, payable in substantially equal monthly installments, subject to annual review by the Board of Directors of LMI, provided that base salary shall not be decreased during the term hereof. Employee will have the opportunity to earn an annual incentive cash bonus of 40% of base salary based upon net sales of LMI as follows (with equitable adjustments for periods of employment hereunder prior to and following the annual periods set forth below):



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
                         12 Months                          Net Sales
                          Ending                             (000's)
                          ------                             -------
                    September 30, 1997                       $7,000
                    September 30, 1998                       $8,000
                    September 30, 1999                       $9,200


         Galileo will provide LMI with sufficient working capital to support the foregoing net sales and will undertake such product development efforts as it determines will be commercially reasonable and make all of its new products in the OB/GYN field available for sale by LMI. The Board of Directors of LMI may set additional personal and corporate goals and increase or decrease the bonus opportunity percentage, subject to the consent of Employee, which shall not be unreasonably withheld.

         2.2 Stock Options. Galileo has granted to Employee non-qualified options to purchase 20,000 shares of its common stock under its 1991 Stock Option Plan, exercisable on the terms and under the conditions set forth in the option agreement delivered to Employee on this date. The exercise price is the closing price of Galileo's common stock on The Nasdaq National Market on the day preceding the date employment commences hereunder.

         2.3 Participation in Benefit Plans. Employee shall be entitled to participate in all employee benefit plans or programs of Galileo to the extent that Employee's position, title, tenure, salary, age, health and other qualifications make Employee eligible to participate. Neither LMI nor Galileo guarantees the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Employee shall be entitled to vacation each year for a period of four weeks during which compensation shall be paid in full, with any additional vacation time to be allowed only in accordance with applicable Galileo policy.

         2.4 Expenses. LMI shall reimburse Employee for all ordinary and necessary business expenses incurred in the performance of Employee's duties under this Agreement, provided that Employee accounts properly for such expenses to LMI in accordance with the general corporate policy of LMI as determined by LMI's Board of Directors or Chief Executive Officer and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.

         SECTION 3. CONFIDENTIAL INFORMATION. Employee agrees to be bound by the terms of the attached Galileo agreement as if set forth herein, including without limitation the terms relating to confidential information, inventions and Galileo employees. For purposes of such agreement, the term "Galileo" shall include LMI and Galileo. The obligations of Employee under such agreement shall survive termination of this Agreement for any reason.




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         SECTION 4. TERMINATION AND SEVERANCE PAYMENT.

         4.1 Early Termination. Employee's employment hereunder shall terminate prior to the expiration of the term specified in Section 1.1:

                  (a) Upon Employee's death or inability by reason of physical or mental impairment to perform substantially all of Employee's services as contemplated herein for 90 days or more within any six-month period;

                  (b) By LMI or Employee without cause upon not less than 30 days' prior written notice to the other; or

                  (c) By LMI in the event of Employee's breach of any material duty or obligation hereunder, or intentional or grossly negligent conduct that is materially injurious to LMI as reasonably determined by LMI's Board of Directors, or willful failure to follow the reasonable directions of LMI's Board of Directors.

         4.2 Severance Payment. In the event of termination of the Employee's employment by LMI under Section 4.1(b), LMI shall pay to Employee as severance an amount equal to base salary at the rate specified in Section 2.1 and the full amount of his bonus (assuming all applicable goals are achieved) for the balance of the term, and a non-accountable expense allowance at the annual rate of $7,500, in each case payable in equal monthly installments. In addition, LMI will continue the health insurance benefits of Employee in effect at such termination for the balance of the term but not after Employee secures other employment.

         SECTION 5. NONCOMPETITION. Employee agrees that so long as he is employed by LMI and until the later of (i) two years after termination of his employment with LMI for any reason and (ii) four years after the date hereof, Employee will not, directly or indirectly, except as a passive investor in publicly held companies, engage in competition with LMI, or own or control any interest in, or act as a director, officer or employee of, or consultant to, any firm, corporation or institution directly or indirectly engaged in competition with LMI.

         SECTION 6. MISCELLANEOUS.

         6.1 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of the other parties, except that LMI and Galileo may, without the consent of Employee, assign their respective rights and obligations under this Agreement to any corporation, firm or other business entity with or into which LMI or Galileo, as the case may be, may merge or consolidate, or to which LMI or Galileo may sell or transfer all or substantially all of their respective assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, either LMI or Galileo. After any such assignment by LMI or Galileo as the case may be, such assignor shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of the assignor under this Agreement.

         6.2 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, transmitted by telecopy or sent by recognized overnight delivery service for



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next day delivery to the addresses set forth below or such other address as a party shall have designated by notice in writing to the other parties:

         If to LMI or Galileo:

                  P.O. Box 555
                  Galileo Park
                  Sturbridge, MA  01566
                  Telecopy No: (508) 347-2270
                  Attention:  President

         with a copy to:

                  David R. Pokross, Jr., Esq.
                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA  02108
                  Telecopy No:  (617) 227-4420

         If to Employee:

                  10361 Parkstone Way
                  Boca Raton, FL  33498
                  Telecopy No:  (407) 998-0846

         6.3 Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Employee's employment with or compensation by LMI and Galileo, including without limitation, the Employment Agreement between LMI and the Employee dated December 31, 1993, which shall be deemed terminated as of the date hereof. This Agreement may not be amended, supplemented or otherwise modified except in writing signed by the parties hereto.

         6.4 Binding Effect. Subject to Section 6.1, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

         6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         6.6 Severability. If any provision hereof shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.



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         6.7 Enforcement Costs; Consent to Representation. If any action is brought to enforce any right under this Agreement, the party prevailing in such action shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses in such action as determined by the court. Galileo and LMI hereby consent to the legal representation by Charles H. Lichtman, Esq. of Executive in connection with his entering into, and any legal proceedings arising out of, this agreement and of LMI in unrelated matters.

         6.8 Governing Law. This Agreement shall be governed by the laws of Florida without regard to its conflict of law provisions.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first stated above.

                                   LEISEGANG MEDICAL, INC.


                                   By:__________________________________________
                                   Title:


                                   GALILEO ELECTRO-OPTICS CORPORATION


                                   By:__________________________________________
                                   Title:


                                   EMPLOYEE

                                   _____________________________________________
                                   W. Kip Speyer